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                                                                     Exhibit 5.1

                                                 [MAYER, BROWN, ROWE & MAW LOGO]

September 27, 2006                                  Mayer, Brown, Rowe & Maw LLP
                                                                   1675 Broadway
                                                   New York, New York 10019-5820

                                                         Main Tel (212) 506-2500
                                                         Main Fax (212) 262-1910
                                                          www.mayerbrownrowe.com

IndyMac MBS, Inc.
c/o IndyMac Bank, F.S.B.
888 East Walnut Street
Pasadena, California 91101

      Re: Home Equity Mortgage Loan Asset-Backed Notes, Series 2006-H3

Ladies and Gentlemen:

      At your request, we have examined Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-132042), filed by IndyMac MBS, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission (the "Commission") on April 14, 2006 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Home Equity Mortgage Loan Asset-Backed Notes, Series 2006-H3 (the "Notes"). The Notes will be issued pursuant to an Indenture, dated as of September 29, 2006 (the "Agreement"), as more particularly described in the prospectus, dated June 14, 2006, and the prospectus supplement, dated September 27, 2006, relating to the Notes (together, the "Prospectus").

      We have assumed for the purposes of the opinions set forth below that the Notes will be sold by you for reasonably equivalent consideration. We have also assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. In addition, we have assumed that the parties to the Agreement will satisfy their respective obligations thereunder.




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Mayer, Brown, Rowe & Maw LLP

IndyMac MBS, Inc.
September 27, 2006
Page 2

      On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that when the Agreement has been duly and validly executed and delivered by the parties thereto, and the Notes have been duly executed and delivered in accordance with the Agreement and sold, the Notes will be legally issued, fully paid and nonassessable, and the holders of the Notes will be entitled to the benefits of the Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                            [SIGNATURE PAGE FOLLOWS]




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Mayer, Brown, Rowe & Maw LLP

IndyMac MBS, Inc.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings "Legal Matters" in the Prospectus and in the Prospectus Supplement forming a part of the Registration Statement, without admitting that we are "experts" within the meaning of the term used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit or otherwise.

                                           Very truly yours,

                                           /s/ MAYER, BROWN, ROWE & MAW LLP